Exhibit 5.1

April 24, 2025

BriaCell Therapeutics Corp.

Suite 300 – 235 15th Street

West Vancouver, British Columbia

Canada V7T 2X1

Re: Registration Statement on Form S-1 Filed Pursuant to Rule 462(b)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “462(b) Registration Statement”) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), filed by BriaCell Therapeutics Corp., a British Columbia corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), which incorporates by reference the Registration Statement on Form S-1 (File No. 333-286670), as amended (including the prospectus filed therewith, the “Prospectus”), which was declared effective on April 24, 2025 (the “Initial Registration Statement” and, together with the 462(b) Registration Statement, the “Registration Statement”).

This opinion is furnished to you in connection with your filing of the 462(b) Registration Statement, which is registering the offering by the Company of: (i) (A) Common Units, with each Common Unit consisting of (I) one common share (the “Common Unit Shares”) and (II) one warrant (the “Warrants”) entitling the holder to purchase one common share (the “Warrant Shares”) and/or (B) pre-funded units (the “Pre-funded Units”) consisting of (I) one pre-funded warrant (the “Pre-funded Warrant”) to purchase one common share (the “Pre-funded Warrant Shares”) and (II) one Warrant; (ii) Pre-funded Warrant Shares; (iii) Warrant Shares; and (iv) Underwriter Warrant Shares (defined below).

We understand that the Common Units and Pre-funded Units, and the underlying shares and warrants, are to be sold by the Company to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement be entered into by and among the Company and the underwriters substantially in the form filed as an exhibit to the Initial Registration Statement (together with all schedules, exhibits and ancillary documents and agreements thereto, the “Underwriting Agreement”). The Common Units and Pre-funded Units, and the underlying shares and warrants, are being registered by the Company in connection with an underwritten public offering of the Company. The offering prices of the Common Units and Pre-funded Units are to be determined by the Company and the underwriters.

Pursuant to the Underwriting Agreement the Company agrees to issue to the underwriters, as partial compensation for their services, certain common share purchase warrants (each, an “Underwriter Warrant”). Each Underwriter Warrant will entitle the holder to purchase one common share of the Company (each, an “Underwriter Warrant Share”) for a period of five years from the effective date of the Registration Statement.

In connection with this opinion, we have reviewed and relied upon originals, photocopies or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and Prospectus, the Company’s Notice of Articles, the Company’s Articles, records of the Company’s corporate proceedings in connection with the offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed, without independent investigation: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and (vi) that the Registration Statement has been declared effective pursuant to the Act. We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation. With respect to the Underwriting Agreement and the Warrants, the Pre-funded Warrants and the Underwriter Warrants, all of which are governed by and construed in accordance with the laws of the State of New York, we have assumed that these agreements comply with and do not violate the laws of the State of New York.

Our opinion is limited to laws of the Province of British Columbia. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	Upon payment to the Company of the consideration per Common Unit and Pre-funded Unit, as applicable, in such amount and form as shall be determined by the board of directors of the Company (the “Board”) or the persons authorized by the Board, the issuance and sale of the Common Units, Pre-funded Units, Common Unit Shares, Pre-funded Warrants, Warrants and the Underwriter Warrants in the manner and under the terms described in the Registration Statement have been duly authorized by all necessary corporate action by the Company and the Common Unit Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company; and

2.	The Warrant Shares, the Pre-funded Warrant Shares and Underwriter Warrant Shares have been duly authorized by all necessary corporate action and, when issued and delivered by the Company in receipt for the exercise price therefor in the manner contemplated in the Registration Statement and the Warrants, Pre-funded Warrants and Underwriter Warrants, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the Prospectus included therein entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein after the effective date of the Registration Statement.

Yours truly,

/s/ Bennett Jones